Exhibit 99.1

Finish Line Announces Election of Director and Cash Dividend

INDIANAPOLIS, October 16, 2008  -- The Finish Line, Inc. (Nasdaq:  FINL) announced today that its Board of Directors elected Dolores A. Kunda as a new director of The Finish Line, Inc.  Ms. Kunda was elected for a term expiring at the 2011 Annual Meeting, and she will serve on The Compensation and Stock Option Committee of the Board of Directors.  Ms. Kunda is the founder of Lápiz, one of the largest Hispanic advertising agencies in the US and has over twenty years of experience in marketing and advertising to the general market, Mexico, the US Hispanic market and Puerto Rico.

The Board of Directors also declared a quarterly cash dividend of $0.03 per share of Class A and Class B common stock.  The quarterly cash dividend will be payable on December 15, 2008, to shareholders of record on November 28, 2008.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 698 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022 ext. 6914
Executive Vice President, CFO
The Finish Line, Inc., Indianapolis

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022 ext. 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis